Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores to Present at the Bank of America Merrill Lynch 2015 Consumer & Retail Conference and the UBS 4th Annual Global Consumer Conference

HOUSTON, TX, February 25, 2015 - Stage Stores, Inc. (NYSE: SSI) announced today that Michael Glazer, President and Chief Executive Officer, and Oded Shein, Chief Financial Officer, will make a presentation at the Bank of America Merrill Lynch 2015 Consumer & Retail Conference on Wednesday, March 4, 2015, at 1:50 p.m. Eastern Time. The conference is being held at The New York Palace Hotel in New York, NY.

The Company also announced today that Mr. Glazer and Mr. Shein will make a presentation at the UBS 4th Annual Global Consumer Conference on Thursday, March 5, 2015, at 2:15 p.m. Eastern Time. The conference is being held at the Four Seasons Hotel in Boston, MA.

A live webcast of each presentation will be available through the Company's website (www.stagestoresinc.com) by navigating to Investor Relations and then the Webcasts page. The materials management will reference at the conferences will also be available in the Investor Relations section of the Company’s website. A replay of each presentation will be available online for approximately 30 days.

About Stage Stores
Stage Stores, Inc. operates 853 specialty department stores located in 40 states under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates and a direct-to-consumer channel. The Company’s stores, which operate primarily in small and mid-sized towns and communities, offer moderately priced, nationally recognized brand name and private label apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its e-commerce website and Send program. Its e-commerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.

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